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                                                                      Exhibit 99

HOTJOBS.COM, LTD. AND RESUMIX INC. TO MERGE; CREATES CATEGORY LEADER IN END-TO END ONLINE RECRUITING SOLUTIONS

     NEW YORK, NY,--(PR NEWSWIRE)--April 25, 2000--HotJobs.com, Ltd. (NASDAQ:HOTJ) today announced that it signed a definitive agreement to merge with Resumix, Inc.

     The merger combines a leading provider of Internet recruiting solutions with a leading developer of staffing management software. Combining HotJobs.com's award-winning technology with Resumix's enhanced hiring management systems creates a powerful and unique service to provide valuable new web-based tools for the combined company's customers to automate their recruiting workflow. Following the merger, Resumix will continue its operations as a subsidiary of HotJobs.com headquartered in Sunnyvale, California.

     Under the terms of the agreement, HotJobs.com will issue approximately 3.6 million shares of its common stock, representing approximately 10.2% of its common stock outstanding after the merger, to Resumix's current stockholders who are accredited investors. Stockholders of Resumix who are not accredited investors will receive cash for their shares of Resumix that, as of close of market on April 24, 2000, would not exceed $800,000. In addition, HotJobs.com will assume Resumix's existing stock option plans, resulting in the potential additional issuances of approximately 1.1 million shares of HotJobs.com common stock upon the exercise of Resumix employee stock options. In addition, effective upon consummation of the transaction, all outstanding options to purchase common stock of Resumix will be converted into options to purchase common stock of HotJobs.com.

     The merger, a tax-free transaction, will be accounted for under purchase accounting rules, and is subject to certain closing conditions, including regulatory approvals. Expected to close in the second quarter of 2000, the merger has received all necessary approvals from both Resumix's Board of Directors and shareholders and HotJobs.com's Board of Directors.

     Richard Johnson, President and CEO of HotJobs.com said, "Our merger with Resumix, an established and well-known leader in enterprise and Web-based recruiting software, further extends the growth potential of HotJobs.com into companies with large recruiting needs, including Resumix's current roster of Fortune 100 companies. We're excited to join forces with the Resumix team and to welcome their customers to the HotJobs.com family of over 5,000 member companies. We're also looking forward to leveraging Resumix's patented employment matching technology and exceptional Web-based recruiting workflow products.

     "The recent consolidation in the online recruiting industry shows that the other players in our space are beginning to realize what we have known all along - that owning the desktop of the recruiter is the key to winning. We are the front-runner in this race, and the combination of HotJobs.com's award-winning technology and Resumix's


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     enhanced back-end hiring management systems will provide a higher level of service to corporate hiring managers."

     Steve Ciesinski, President and CEO of Resumix Inc. shared, "Combining Resumix with HotJobs.com, one of the most widely recognized Internet brands in the world, is a winning proposition for everyone -particularly customers. This merger clearly places HotJobs.com as the leader in offering customers a true end-to-end online recruiting solution that combines a robust front-end job seeker aggregator with a back-end hiring management system. We believe that this merger gives the marketplace the best and most comprehensive selection of online recruiting solutions available from one vendor - HotJobs.com."

     Richard Johnson added, "Through our combined operations, we will not only maximize customer value, but will achieve efficiencies which we expect will enhance shareholder value. We believe our combined company will benefit from synergies in sales, marketing, technology, and overhead which will enhance our future performance and accelerate our growth in the online recruiting space."

     About HotJobs.com

     HotJobs.com is a leading Internet-based recruiting solutions company that provides a direct exchange of information between job seekers and employers. Over 5,000 member employers subscribe to the HotJobs.com online employment exchange, www.hotjobs.com. HotJobs.com also provides employers with additional recruiting solutions, such as its proprietary Softshoe(R) and Shoelace(TM) recruiting software, its WorkWorld career expos and online advertising and consulting services.

     About Resumix

     Resumix provides enterprise and Web-based hiring applications to leading companies around the world, over 20 of the Fortune 100. Resumix's software, services, and solutions enable organizations of all sizes to build their teams on Internet time by providing access to quality candidates quickly. The result is quality hires, anywhere, anytime.

     "Safe Harbor" Statement Under The Private Securities Litigation Reform Act:
     Statements in HotJobs.com's release that are not strictly historical are "forward looking" statements which are subject to the many risks and uncertainties that exist in the Company's operations and business environment. These risks and uncertainties include, but are not limited to, the Company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, the ability to successfully implement the Company's expansion plans, risks related to the Internet, risks related to legal uncertainty and other risks which are set forth in more detail in the Company's most recent report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2000, as well as other reports and

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     documents filed from time to time with the Securities and Exchange
     Commission.

     Resumix and iResumix are trademarks or registered trademarks of Resumix, Inc. All other trademarks or registered trademarks contained herein remain the property of their respective owners.

     CONTACT:

     At HotJobs.com
     Eric Lipkind -Investor Info
     Vice President, Finance
     212/699-5327
     ERIC@HOTJOBS.COM

     Eliza Altemose
     Manager of Corporate Communications
     212/699-5316
     ELIZA@HOTJOBS.COM

     or

     At Resumix
     Cherie Levan
     Director of Marketing Communications
     206-780-8880
     CLEVAN@RESUMIX.COM

     or

     At the Financial Relations Board
     Michael Lawson - General Info
     Jean Young - Analyst Info
     Marty Gitlin - Media Info
     212/661-8030

     or

     At The Devon Group
     Jeanne Achille
     732-212-1101, ext. 11
     JEANNE@DEVONPR.COM

     or

     At Burson-Marsteller
     Paul Cohen
     212/614-4929
     Paul_Cohen@bm.com